Exhibit 4.1

EXECUTION VERSION

THIRD AMENDMENT TO THE SHAREHOLDER RIGHTS AGREEMENT

This Third Amendment to the Shareholder Rights Agreement (this “Amendment”), dated as of December 22, 2024, amends that certain Shareholder Rights Agreement, dated as of September 19, 2022 (as amended by the First Amendment, dated as of August 21, 2023, and as further amended by the Second Amendment, dated as of September 3, 2024, the “Rights Agreement”), by and between Nordstrom, Inc., a Washington corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”). The Company and the Rights Agent are collectively referred to as the “Parties”. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement.

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) has formed a Special Committee of the Board (the “Special Committee”) and authorized the Special Committee to, among other things, take actions with respect to the amendment of the Rights Agreement;

WHEREAS, the Special Committee has determined that it is in the best interests of the Company and its shareholders to amend certain definitions in the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Share Acquisition Date, the Company and the Rights Agent may supplement or amend the Rights Agreement, without the approval of any holders of Rights, in any respect;

WHEREAS, the Share Acquisition Date has not yet occurred; and

WHEREAS, in compliance with Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate from an authorized officer of the Company that states that this Amendment complies with the terms of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Parties hereby agree as follows:

Section 1. Amendments to the Rights Agreement.

(a) The definition of “Bid Group” in Section 1 of the Rights Agreement is hereby deleted and replaced entirely with the following definition:

“Buyer Group” shall mean, collectively, Anne E. Gittinger, Anne E. Gittinger Trust u/w Everett W. Nordstrom, 1976 Elizabeth J. Nordstrom Trust FBO Anne Gittinger, Susan E. Dunn, Susan E. Dunn Trust u/w Elizabeth J. Nordstrom, Estate of Bruce A. Nordstrom, 1976 Bruce A. Nordstrom Trust (aka 1976 Elizabeth J. Nordstrom Trust FBO Bruce A. Nordstrom), Trust A u/w Frances W. Nordstrom, Margaret Jean O'Roark Nordstrom, Peter E. Nordstrom, Brandy F. Nordstrom, Erik B. Nordstrom, Julie A. Nordstrom, James F. Nordstrom, Jr., Lisa Nordstrom, Katharine T. Nordstrom 2007 Trust Agreement, Julia K. Nordstrom 2007 Trust Agreement, Audrey G. Nordstrom 2007 Trust Agreement, LN 1989 TRUST JWN, LN Holdings JWN LLC, LN Holdings JWN II LLC, Alexandra F. Nordstrom, Blake and Molly Nordstrom 2012 Trust FBO Alexandra F. Nordstrom, Andrew L. Nordstrom, Blake and Molly Nordstrom 2012 Trust FBO Andrew L Nordstrom, Leigh E. Nordstrom, Samuel C. Nordstrom, Sara D. Nordstrom, Erik and Julie Nordstrom 2012 Sara D. Nordstrom Trust, Bruce and Jeannie Nordstrom 2010 MFN Trust, Pete and Brandy Nordstrom 2010 MFN Trust, Bruce and Jeannie Nordstrom 2012 CFN Trust, Pete and Brandy Nordstrom 2012 CFN Trust, Pete and Brandy Nordstrom 2012 Children’s Trust, Molly Nordstrom, BWN Trust u/w Blake W. Nordstrom, Mari Mowat Wolf, Kimberly Mowat Bentz, Blake Mowat Bentz 1991 Trust, Kyle Andrew Bentz Trust 1993, LN Medina Family LLC, El Puerto de Liverpool, S.A.B. de C.V., Norse Holdings, Inc., and Navy Acquisition Co. Inc.

(b) Section 1 of the Rights Agreement is hereby amended to include the following definition:

“Family Guarantor Group” shall mean, collectively, Erik B. Nordstrom, Peter E. Nordstrom, James F. Nordstrom, Jr., Anne E. Gittinger, Anne E. Gittinger Trust u/w Everett W. Nordstrom, 1976 Elizabeth J. Nordstrom Trust FBO Anne Gittinger, and the Estate of Bruce A. Nordstrom.

(c) The definition of “Exempt Person” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Exempt Person” shall mean (i) the Company or any Subsidiary of the Company, (ii) any officer, director or employee of the Company or of any Subsidiary of the Company solely in respect of such Person’s status or authority as such (including any fiduciary capacity), (iii) any employee benefit plan of the Company or of any Subsidiary of the Company or any entity or trustee holding (or acting in a fiduciary capacity in respect of) shares of capital stock of the Company for or pursuant to the terms of any such plan or for the purpose of funding other employee benefits for employees of the Company or any Subsidiary of the Company, (iv) the Buyer Group until the date that is five (5) Business Days after the valid termination of that certain Agreement and Plan of Merger, to be dated as of December 22, 2024, by and among the Company, Norse Holdings, Inc. and Navy Acquisition Co. Inc. (the “Buyer Group Sunset”); and (v) the Family Guarantor Group until the date that is five (5) Business Days after the valid termination of that certain Limited Guaranty, to be dated as of December 22, 2024, by and among the Company and the Family Guarantor Group (the “Family Guarantor Sunset”).

(d) The second sentence of the definition of “Grandfathered Person” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

A Person ceases to be a “Grandfathered Person” if and when (i) such Person becomes the Beneficial Owner of less than the Specified Percentage of the shares of Common Stock then outstanding; or (ii) such Person increases such Person’s Beneficial Ownership of shares of Common Stock (excluding (x) as a result of any unilateral grant of any security by the Company, (y) through the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to its directors, officers or employees or (z) solely as a result of membership in the Buyer Group prior to the Buyer Group Sunset or the Family Guarantor Group prior to the Family Guarantor Sunset) to an amount equal to or greater than the greater of (A) the Specified Percentage of the shares of Common Stock then outstanding and (B) the sum of (1) the lowest Beneficial Ownership of such Person as a percentage of the shares of Common Stock outstanding as of any time from and after the first public announcement of the adoption of this Agreement (other than as a result of an acquisition of shares of Common Stock by the Company) plus (2) 0.1% of the then outstanding shares of Common Stock.

Section 4. Remaining Terms; Controlling Agreement. All other provisions of the Rights Agreement that are not expressly amended hereby shall continue in full force and effect. From and after the execution and delivery of this Amendment, any references to the Rights Agreement in the Rights Agreement and other agreements or instruments shall be deemed to refer to the Rights Agreement as amended pursuant to this Amendment. In the event of any conflict between the terms of this Amendment and the Rights Agreement, this Amendment shall control.

Section 5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other applicable authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that, notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board or Special Committee determines in its good faith judgment that severing the invalid, void or unenforceable language from this Amendment would adversely affect the purpose or effect of this Amendment, the right of redemption set forth in Section 23 of the Rights Agreement shall be reinstated and shall not expire until the Close of Business on the tenth day following the date of such determination by the Board or the Special Committee; provided, further, however, that if such excluded term, provision, covenant or restriction shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company and, if such resignation occurs after the Distribution Time, to the holders of the Rights Certificates by first-class mail.

Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Washington and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware.

Section 7. Descriptive Headings. Descriptive headings of the sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 8. Counterparts. This Amendment may be executed in one or more counterpart(s), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually executed counterpart hereof.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first set forth above.

NORDSTROM, INC.

By:	/s/ Cathy R. Smith
	Name:	Cathy R. Smith
	Title:	Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ David L. Adamson
	Name:	David L. Adamson
	Title:	Executive Vice President

[Signature Page to Third Amendment to the Shareholder Rights Agreement]